UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)

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[   ]     Soliciting Material under §240.14a-12

CAPITOL FEDERAL FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 12, 2018

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Capitol Federal® Financial, Inc. we cordially invite you to attend our annual meeting of stockholders.  The meeting will be held at 10:00 a.m. local time on Tuesday, January 22, 2019, at the Bradbury Thompson Center, 1700 S.W. Jewell, located on the Washburn University Campus, in Topeka, Kansas.
We encourage you to attend the meeting in person.  Regardless of whether you plan to attend the meeting, please read the enclosed proxy statement and then vote by the Internet, telephone or mail as promptly as possible.  Your prompt response will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.
This year we are using a Securities and Exchange Commission rule to furnish our proxy statement, Annual Report and proxy card over the Internet to stockholders.  This means that stockholders will not receive paper copies of these documents.  Instead, stockholders will receive only a notice containing instructions on how to access the proxy materials over the Internet.  This rule enables us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.
Your Board of Directors and management are committed to the success of Capitol Federal Financial, Inc. and the enhancement of your investment.  As Chairman of the Board, I want to express my appreciation for your confidence and support.
Very truly yours, /s/ John B. Dicus JOHN B. DICUS Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 22, 2019

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Capitol Federal® Financial, Inc. will be held as follows:
TIME	10:00 a.m. local time Tuesday, January 22, 2019
PLACE	Bradbury Thompson Center Washburn University Campus 1700 S.W. Jewell Topeka, Kansas
ITEMS OF BUSINESS	(1)	The election of three directors.
	(2)	An advisory (non-binding) vote on executive compensation as disclosed in the accompanying proxy statement.
	(3)	The ratification of the appointment of Deloitte & Touche LLP as Capitol Federal Financial, Inc.’s independent auditors for the fiscal year ending September 30, 2019.
RECORD DATE	Holders of record of Capitol Federal Financial, Inc. common stock at the close of business on November 30, 2018 are entitled to vote at the annual meeting or any adjournment or postponement thereof.
PROXY VOTING

It is important that your shares be represented and voted at the annual meeting.  Regardless of whether you plan to attend the annual meeting in person, please read the accompanying proxy statement and then vote by the Internet, telephone or mail as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS /s/ John B. Dicus JOHN B. DICUS Chairman of the Board, President and Chief Executive Officer

Topeka, Kansas
December 12, 2018

CAPITOL FEDERAL® FINANCIAL, INC.
700 S. Kansas Avenue
Topeka, Kansas 66603
(785) 235-1341
_______________________________

PROXY STATEMENT
_______________________________

INTRODUCTION

The Capitol Federal Financial, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of the Company’s common stock for use at the Company’s upcoming annual meeting of stockholders.  The annual meeting of stockholders will be held at 10:00 a.m. local time on Tuesday, January 22, 2019 at the Bradbury Thompson Center, 1700 S.W. Jewell, located on the Washburn University Campus, in Topeka, Kansas.  At the meeting, stockholders will be asked to vote on three proposals.  The proposals are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail below.  Stockholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented.  Capitol Federal Financial, Inc. is referred to in this proxy statement from time to time as the “Company,” “we,” “us” or “our.”  Certain of the information in this proxy statement relates to Capitol Federal Savings Bank (“Capitol Federal Savings” or the “Bank”), a wholly owned subsidiary of the Company.
On December 21, 2010, the Company completed its conversion (the “Conversion”) from the mutual holding company structure and related public stock offering and became a stock form holding company that is 100% owned by public stockholders.  As a result of the Conversion, the Company, a newly formed Maryland corporation, became the holding company for Capitol Federal Savings, and Capitol Federal Financial (formerly the mid-tier holding company of Capitol Federal Savings) and Capitol Federal Savings Bank MHC (a mutual holding company that owned a majority of the stock of Capitol Federal Financial) have ceased to exist. All outstanding shares of Capitol Federal Financial common stock (other than those owned by Capitol Federal Savings Bank MHC, which have been cancelled) were converted into the right to receive 2.2637 shares of Company common stock (the “Conversion Exchange Ratio”).  References in this proxy statement to the Company prior to the date of the Conversion refer to Capitol Federal Financial, and all information in this proxy statement with respect to stock options granted prior to the Conversion have been adjusted for the Conversion Exchange Ratio.
We have decided to use the “Notice and Access” rule adopted by the Securities and Exchange Commission (the “SEC”) to provide access to our proxy materials over the Internet instead of mailing a printed copy of the proxy materials to each stockholder. As a result, on or about December 12, 2018, we mailed to all stockholders only a “Notice of Internet Availability of Proxy Materials” that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet.  You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice of Internet Availability of Proxy Materials.
By submitting your proxy, either by executing and returning the proxy card or by voting electronically via the Internet or by telephone, you authorize the Company’s Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions.  The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.
This proxy statement and the accompanying materials are first being made available to stockholders on or about December 12, 2018.
Your proxy vote is important.  Whether or not you plan to attend the meeting, please submit your proxy by the Internet, telephone or mail as promptly as possible.

INFORMATION ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to vote on the following proposals:
Proposal 1.	The election of three directors of the Company.
Proposal 2.	An advisory (non-binding) vote on executive compensation as disclosed in this proxy statement.
Proposal 3.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 30, 2019.
Stockholders also will transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.  Members of our management team will be present at the meeting to respond to appropriate questions from stockholders.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote “FOR” the election of the director nominees named in this proxy statement, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the appointment of Deloitte & Touche LLP.
Who is entitled to vote?
The record date for the meeting is November 30, 2018.  Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.  The only class of stock entitled to be voted at the meeting is the Company’s common stock.  Each outstanding share of common stock is entitled to one vote for all matters before the meeting; provided, however, that pursuant to Section D of Article 5 of the Company’s charter, no person who beneficially owns more than 10% of the shares of the Company’s common stock outstanding as of that date may vote shares in excess of this amount.  At the close of business on the record date there were 141,243,239 shares of common stock outstanding.
What if my shares are held in “street name” by a broker?
If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.  If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to any “non‑discretionary” items.  In the case of non-discretionary items, the shares will be treated as “broker non-votes.”  Whether an item is discretionary is determined by the exchange rules governing your broker.  It is expected that the ratification of the appointment of Deloitte & Touche LLP will be considered a discretionary item and that all other matters being voted upon will be considered non-discretionary items.
What if my shares are held in the Company’s employee stock ownership plan?
We maintain an employee stock ownership plan, which beneficially owned approximately 5.7% of the outstanding shares of the Company’s common stock as of the record date.  Employees of the Company and Capitol Federal Savings participate in the employee stock ownership plan.  Each participant may instruct the trustee of the plan how to vote the shares of common stock allocated to his or her account under the employee stock ownership plan.  If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions.  Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, the trustee will vote the shares “FOR” the election of the director nominees named in this proxy statement, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the appointment of Deloitte & Touche LLP.  In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, and in the case of shares held in the employee stock ownership plan but not allocated to any participant’s account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.
How many shares must be present to hold the meeting?
A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of the Company’s common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non‑votes will be included in the calculation of the number of shares considered to be present at the meeting.
What if a quorum is not present at the meeting?
If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.  An adjournment will have no effect on the business that may be conducted at the meeting.
How do I vote?
1.  You may vote by mail.  If you properly complete, sign and return the proxy card, it will be voted in accordance with your instructions.
2.  You may vote by telephone.  If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included on the proxy card.  If you vote by telephone, you do not have to mail in your proxy card.
3.  You may vote on the internet.  If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included on the proxy card.  If you vote on the Internet, you do not have to mail in your proxy card.
4.  You may vote in person at the meeting.  If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the Company’s common stock on November 30, 2018, the record date for voting at the annual meeting.
Can I vote by telephone or on the Internet if I am not a registered stockholder?
If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.
Can I change my vote after I submit my proxy?
If you are a registered stockholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:
●	signing another proxy with a later date;
●	voting by telephone or on the Internet -- your latest telephone or Internet vote will be counted;
●	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the annual meeting; or
●	voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?
If you are a registered stockholder and you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:
●	FOR the election of the director nominees named in this proxy statement;
●	FOR the advisory vote on executive compensation; and
●	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 30, 2019.

Will any other business be conducted at the annual meeting?
The Board of Directors knows of no other business that will be conducted at the meeting.  If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.
How many votes are required to approve the proposals?
The Company’s bylaws provide that in all elections of directors at meetings of stockholders, other than contested elections, each director is elected by a majority of the votes cast with respect to such director.  This means that in order to be elected, the number of votes cast FOR a director nominee’s election must exceed the number of votes cast AGAINST such director nominee’s election.  In a contested election, which is one where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.  The election of directors at the annual meeting will not be a contested election.  Therefore, directors will be elected at the annual meeting under the majority voting standard described above.
The advisory vote on executive compensation and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors each requires the affirmative vote of the majority of votes cast on the matter.
How will abstentions be treated?
If you abstain from voting for the election of any director nominee or from voting on any other proposal,  your shares will not be counted as votes cast with respect to the election of that nominee or that proposal and will have no effect on the election of that nominee or on that proposal.  Abstentions will be included for purposes of determining whether a quorum is present.
How will broker non‑votes be treated?
Broker non-votes will have no effect on the election of directors or on any other proposal.  Shares treated as broker non‑votes on one or more proposals will be included for purposes of calculating the presence of a quorum.
STOCK OWNERSHIP
The following table presents information regarding the beneficial ownership of the Company’s common stock, as of November 30, 2018, by:
●	each beneficial owner of more than 5% of the outstanding shares of the Company’s common stock known to the Company;
●	each director of the Company and nominee for election;
●	each executive officer of the Company named in the “Summary Compensation Table” appearing below; and
●	all of the executive officers, directors and director nominees as a group.

Except as indicated below, the address of each of the beneficial owners is the same address as that of the Company.  An asterisk (*) in the table indicates that the individual beneficially owns less than one percent of the outstanding common stock of the Company.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”).  As of November 30, 2018, there were 141,243,239 shares of the Company’s common stock outstanding.
Name of Beneficial Owner	Beneficial Ownership(1) (14)		Percent of Common Stock Outstanding
Greater than Five Percent Beneficial Owners
American Century Companies, Inc. et al. 4500 Main Street, 9th Floor Kansas City, Missouri 64111	20,150,065	(2)	14.3%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	11,922,083	(3)	8.4%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	11,531,159	(4)	8.2%

BlackRock, Inc.	9,363,964	(5)	6.6%
40 East 52nd Street
New York, New York 10022

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	8,852,253	(6)	6.3%

Renaissance Technologies LLC 800 Third Avenue New York, New York 10022	8,210,297	(7)	5.8%

Capitol Federal Financial, Inc. Employee Stock Ownership Plan	8,021,621	(8)	5.7%

Directors, Director Nominees and Executive Officers
John B. Dicus, Chairman, President, Chief Executive Officer and Director	1,518,938	(9)	1.1%
Michel’ Philipp Cole, Director	9,469		*
Morris J. Huey, II, Director	265,655		*
Jeffrey M. Johnson, Director	178,085	(10)	*
James G. Morris, Director	36,995		*
Michael T. McCoy, M.D., Director	157,294		*
Reginald L. Robinson, Director	20,000		*
Jeffrey R. Thompson, Director	173,538		*
Rick C. Jackson, Executive Vice President and Chief Lending Officer	224,615	(11)	*
Carlton A. Ricketts, Executive Vice President for Corporate Services	105,622		*
Kent G. Townsend, Executive Vice President, Chief Financial Officer and Treasurer	208,300	(12)	*
Natalie G. Haag, Executive Vice President, General Counsel and Corporate Secretary	72,291	(13)	*
Directors, director nominees and executive officers of the Company as a group (14 persons)	3,041,702		2.1%
___________________

(1)
Included in the shares beneficially owned by the directors and executive officers named in the table are options to purchase shares of the Company’s common stock which are currently exercisable or which will become exercisable within 60 days after November 30, 2018, as follows: Mr. Dicus – 133,700 shares; Mr. Huey – 10,000 shares; Mr. Johnson – 128,185 shares; Dr. McCoy – 128,185 shares; Mr. Robinson – 15,000 shares; Mr. Thompson – 128,185 shares; and Mr. Jackson – 90,540 shares.

(2)
As reported in a Schedule 13G amendment filed with the SEC on February 9, 2018 by American Century Companies, Inc., American Century Investment Management, Inc., American Century Capital Portfolios, Inc. and Stowers Institute for Medical Research.  With respect to the shares listed in the table, American Century Companies, Inc., American Century Investment Management, Inc. and Stowers Institute for Medical Research each reported having sole voting power as to 19,460,090 shares and sole dispositive power as to 20,150,065 shares while American Century Capital Portfolios, Inc. reported having sole voting power and sole dispositive power as to 15,216,057 shares.

(3)
As reported in a Schedule 13G amendment filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc. (“Price Associates”).  With respect to the shares listed in the table, Price Associates reported having sole voting power as to 2,691,576 shares and sole dispositive power as to 11,922,083 shares.  According to Price Associates, these securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with the power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims beneficial ownership of such securities.

(4)
As reported in a Schedule 13G amendment filed with the SEC on February 8, 2018 by The Vanguard Group, Inc. (“Vanguard”).  With respect to the shares listed in the table, Vanguard reported having sole voting power as to 148,116 shares, shared voting power as to 9,560 shares, sole dispositive power as to 11,387,939 shares and shared dispositive power as to 143,220 shares.

(5)
As reported in a Schedule 13G amendment filed with the SEC on January 29, 2018 by BlackRock, Inc. (“BlackRock”).  With respect to the shares listed in the table, BlackRock reported having sole voting power as to 9,082,949 shares and sole dispositive power as to 9,363,964 shares.

(6)
As reported in a Schedule 13G amendment filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP (“Dimensional”).  With respect to the shares listed in the table, Dimensional reported having sole voting power as to 8,626,912 shares and sole dispositive power as to 8,852,253 shares.

(7)
As reported in a Schedule 13G filed with the SEC on February 14, 2018 by Renaissance Technologies LLC (“Renaissance”).  With respect to the shares listed in the table, Renaissance reported having sole voting and dispositive powers as to 7,909,998 shares and shared dispositive power as to 300,299 shares.

(8)
Of the 8,021,621 shares held by the employee stock ownership plan as of November 30, 2018, 4,387,265 were allocated to participant accounts.  Each participant may instruct the trustee of the plan how to vote the shares of common stock allocated to his or her account.  In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, and in the case of shares held in the employee stock ownership plan but not allocated to any participant’s account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.

(9)	Mr. Dicus has pledged 90,500 of his shares for a line of credit with a third party financial institution unaffiliated with the Company.
(10)	Of the shares beneficially owned by Mr. Johnson, 49,900 are held in brokerage accounts pursuant to which they may serve as security for margin loans.
(11)	Of the shares beneficially owned by Mr. Jackson, 51,698 are held in a brokerage account pursuant to which they may serve as security for a margin loan.
(12)	Of the shares beneficially owned by Mr. Townsend, 123,081 are held in a brokerage account pursuant to which they may serve as security for a margin loan.
(13)	Of the shares beneficially owned by Ms. Haag, 11,825 are held in a brokerage account pursuant to which they may serve as security for a margin loan.
(14)
In the case of directors, director nominees and executive officers, both individually and as a group, includes shares held directly, as well as shares held by and jointly with certain family members, shares held in retirement accounts, shares held by trusts of which the individual or group member is a trustee or substantial beneficiary or shares held in another fiduciary capacity with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.  The shares beneficially owned by directors, director nominees and executive officers as a group also include an aggregate of 633,795 shares of common stock issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days after November 30, 2018.

PROPOSAL I
ELECTION OF DIRECTORS
The Company’s Board of Directors is currently composed of eight members, each of whom is also a director of Capitol Federal Savings.  Approximately one-third of the directors are elected annually.  Directors of the Company are elected to serve for a three-year term or until their respective successors are elected and qualified.  The Company’s bylaws provide that no person who has reached age 75 may be elected or re-elected to the Board of Directors.
 The following table sets forth certain information regarding the composition of the Company’s Board of Directors, including each director’s term of office.  The Board of Directors, acting on the recommendation of the Nominating Committee, has recommended and approved the nominations of John B. Dicus, James G. Morris and Jeffrey R. Thompson to serve as directors, each for a term of three years to expire at the annual meeting of stockholders to be held in 2022.  It is intended that the proxies solicited on behalf of the Board of Directors will be voted at the annual meeting “FOR” the election of these director nominees.  If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendations of the Nominating Committee, may recommend.  At this time, the Board of Directors knows of no reason why any nominee might be unable to serve if elected.  Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.
Name	Age(1)	Position(s) Held in the Company	Director Since(2)	Term of Office Expires

NOMINEES

John B. Dicus	57	Chairman of the Board, President and Chief Executive Officer	1989	2022
James G. Morris	64	Director	2013	2022
Jeffrey R. Thompson	57	Director	2004	2022

DIRECTORS REMAINING IN OFFICE

Michel’ Philipp Cole	55	Director	2017	2020
Jeffrey M. Johnson	52	Director	2005	2020
Michael T. McCoy, M.D.	69	Director	2005	2020
Morris J. Huey, II	69	Director	2009	2021
Reginald L. Robinson	61	Director	2012	2021

_________________________

(1)	As of September 30, 2018.
(2)	Includes service as a director of Capitol Federal Savings.

Business Experience and Qualifications of Our Directors
The Board believes that the many years of service that our directors collectively have at the Company and Capitol Federal Savings is one of their most important qualifications for service on our Board.  This service has given them extensive knowledge of the banking business and of the Company.  Furthermore, their service on our Board committees, especially in areas of audit, compensation and stock benefits is critical to their ability to oversee the management of Capitol Federal Savings by our executive officers.  Service on the Board by our Chief Executive Officer is critical to aiding the outside directors’ understanding of the issues that are common in the banking business.  Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations.  The business experience of each of our directors and nominees for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director and nominee that further supports his or her service as a director are set forth below.
John B. Dicus. Mr. Dicus became Chief Executive Officer of Capitol Federal Savings and the Company effective January 1, 2003 and became Chairman of the Board of Directors of Capitol Federal Savings and the Company in January 2009.  Prior to his appointment as Chief Executive Officer, he served as President and Chief Operating Officer for Capitol Federal Savings from 1996 and for the Company from its inception in March 1999.  Before that, he served as Executive Vice President of Corporate Services for Capitol Federal Savings for four years.  He has been with Capitol Federal Savings in various other positions since 1985.  Mr. Dicus’s many years of service in all areas of the operations of Capitol Federal Savings and his duties as President and Chief Executive Officer of the Company and Capitol Federal Savings bring a special knowledge of the financial, economic and regulatory challenges the Company faces and he is well suited to educating the Board on these matters.
James G. Morris.  Mr. Morris retired from KPMG LLP in September 2012 after having served as partner-in-charge of the financial services practice of the firm’s Kansas City office.  Mr. Morris joined the firm in 1976 (when it was known as Peat Marwick Mitchell & Co.) as an auditor and was promoted to partner in 1988.  At KPMG, Mr. Morris served a wide range of financial services clients, including banks, thrifts, mortgage companies, investment advisors and real estate companies.  Mr. Morris’s accounting and auditing background and extensive experience working with companies in the financial services industry make him a valuable member of the Board.
Jeffrey R. Thompson.  In 2007, Mr. Thompson became Chief Executive Officer of Salina Vortex Corp., a Salina, Kansas-based manufacturing company, after having served as Chief Financial Officer of that company since 2002.  From 2001 to 2002, he served as Vice President, Supply Chain, for The Coleman Company, Wichita, Kansas, a manufacturer and marketer of consumer products.  From 1992 to 2001, he served in a variety of capacities for Koch Industries, Inc., Wichita, Kansas, including President of Koch Financial Services, Inc. from 1998 to 2001.  From 1986 to 1992, he worked in several positions for Chrysler Capital Public Finance, Kansas City, Missouri, primarily in the areas of originating, underwriting and servicing tax-exempt municipal leases.  Mr. Thompson has approximately 35 years of business experience, including 20 years in the financial services business and 15 years with profit and loss responsibility in manufacturing companies.  He brings general business, financial and risk management skills to Capitol Federal Savings, including knowledge of compensation matters, which is important to his service on our Compensation Committee.  Mr. Thompson is a certified public accountant and his accounting knowledge and experience is important to his service on our Audit Committee.  His participation in the Wichita, Kansas business community for over 20 years brings knowledge of the local economy and business opportunities for Capitol Federal Savings.
Morris J. Huey, II.  Mr. Huey retired from Capitol Federal Savings in January 2010.  From June 2002 until his retirement, Mr. Huey served as Executive Vice President and Chief Lending Officer of Capitol Federal Savings and President of Capitol Funds, Inc., a wholly owned subsidiary of Capitol Federal Savings.  From August 2002 until his retirement, he also served as President of Capitol Federal Mortgage Reinsurance Company, a wholly owned subsidiary of Capitol Funds, Inc.  Prior to that, he served as the Central Region Lending Officer since joining Capitol Federal Savings in 1991.  Mr. Huey’s many years of service in various areas of Capitol Federal Savings’ operations and his duties as Executive Vice President and Chief Lending Officer of Capitol Federal Savings bring a special knowledge of the financial, economic and regulatory challenges the Company faces and he is well suited to educating the Board on these matters.
Reginald L. Robinson.  In August 2017, Mr. Robinson was named Interim Vice Chancellor for Public Affairs at the University of Kansas.  That appointment was made permanent in January 2018. In this capacity, Mr. Robinson is responsible for the university’s government relations, strategic communications, news and information, and marketing communications activities. From 2014-2017, Mr. Robinson served as the director of the University of Kansas’s top-ranked School of Public Affairs and Administration.  From 2010 until that appointment, Mr. Robinson served as a Professor of Law at the Washburn University School of Law and as the Inaugural Director of the school’s Center for Law and Government.  Between 2002 and 2010, Mr. Robinson served as President and Chief Executive Officer of the Kansas Board of Regents, which governs the state’s six universities, and provides state-level coordination for the other 27 public institutions of higher education in Kansas.  From 1998 to 2002, Mr. Robinson held dual positions at the University of Kansas, serving as Chief of Staff to the Chancellor and as a Visiting Associate Professor of Law.  From 1993 to 1998, Mr. Robinson held several senior positions with the

United States Department of Justice.  From 1988 to 1993, Mr. Robinson served as an Associate Professor of Law at the University of Kansas.  Mr. Robinson’s strong legal background and executive experience make him a valuable member of the Board.

Michel’ Philipp Cole, ABC.  Ms. Cole retired in June 2018 as Vice President, Corporate Communications and Public Affairs of Westar Energy, a position she held since 2014. From 1990 to 2000, she served as Director, Corporate Communications for Westar Energy. Before rejoining Westar Energy, Ms. Cole was Vice President, Corporate Communications and Brand Strategy, Security Benefit Corporation, from 2003-2014. From 2000 to 2003, she was Senior Vice President, Corporate Practice Group, Fleishman-Hillard, Kansas City. Ms. Cole was the Manager, Corporate Communications, Goodyear Tire & Rubber Co., Topeka, from 1989-1990. She began her communications career as Vice President, Member Services, Kansas Press Association, from 1986-1989.  Ms. Cole is on the board of the Greater Topeka Chamber of Commerce and has held board positions for Topeka Collegiate, Kansas Book Festival, KTWU Public Television and the Washburn University Leadership Institute. She is a graduate of Leadership Greater Topeka and Leadership Kansas City and is an Accredited Business Communicator, IABC.  Ms. Cole’s extensive background in all aspects of corporate communications brings to the Board knowledge and experience that enhances the Board’s oversight of those aspects of the Company’s operations that work to maintain and enhance value and ensure appropriate communications both inside and outside of the Company.
Jeffrey M. Johnson.  Mr. Johnson is President of Flint Hills National Golf Club, Andover, Kansas, a position he has held since March 2003.  From March 1997 until joining Flint Hills, Mr. Johnson was an investment advisor with Raymond James Financial Services in Wichita, Kansas.  Mr. Johnson’s extensive knowledge of investments and the regulated financial services industry supports the Board’s and the Audit Committee’s knowledge in those areas.  Before 1997, he served in a variety of restaurant management positions with Lone Star Steakhouse & Saloon, Inc. and Coulter Enterprises, Inc.  Mr. Johnson is also part-owner of several restaurants in Lawrence, Manhattan and Wichita, Kansas and parts of Texas.  He brings general business, financial and risk management skills to Capitol Federal Savings, including knowledge of compensation matters, which is important to his service on our Compensation Committee.  His participation in the Wichita, Kansas business community and his service on local non-profit boards for over 15 years bring knowledge of the local economy and business opportunities for Capitol Federal Savings.
Michael T. McCoy, M.D.  Dr. McCoy has been an orthopedic surgeon in private practice for over 30 years. In his private practice, he has employed up to 15 employees and gained the accounting, financial and risk management skill necessary to operate a small business.  He served as Chief of Orthopedic Surgery at Stormont Vail Regional Medical Center in Topeka, Kansas from October 2004 to October 2005 and as Chief of Surgery at Stormont Vail from January 1987 to January 1988.  His management and business experience in his private practice and these hospital positions bring knowledge and experience to his service on the Board and the Compensation and Audit Committees.  Dr. McCoy is a member of the Kansas Medical Society, the Shawnee County Medical Society, the American Academy of Orthopedic Surgeons and the American Orthopedic Society for Sports Medicine.
Director Independence
The Company’s Board of Directors has determined that the following directors, constituting a majority of the Board, are “independent directors,” as that term is defined in Rule 5605 of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”): Directors Cole, Huey, Johnson, McCoy, Morris, Robinson and Thompson.
Board Leadership Structure and Role in Risk Oversight
The Company currently combines the positions of Chief Executive Officer and Chairman into one position.  The Company does not have a lead outside director.  The Company believes that this structure is appropriate because of the primarily singular operating environment of the Company, with the Company’s focus on being a provider of retail financial services.  Having the Chief Executive Officer and Chairman involved in the daily operations of this focused line of operations improves the communication between management and the Board and ensures that the Board’s interest is represented in the daily operations of the Company, particularly with regard to risk management.

Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success.  The Company faces a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, compliance risk, cybersecurity risk and reputation risk.  The Company’s risk areas primarily involve the retail component of the Bank through its retail financial services and focus on single-family lending, including originated and purchased loans, but the Company will have increasing risk exposure as it transitions into more commercial banking operations following its recently completed acquisition of Capital City Bancshares. Cybersecurity risk is a key consideration in the Company’s operational risk management capabilities. Given the nature of the Company’s operations and business, including the Bank’s reliance on relationships with various third-party providers in the delivery of financial services, cybersecurity risk may manifest itself through various business activities and channels, and it is thus considered an enterprise-wide risk that is subject to control and monitoring at various levels of management and oversight by the Board and the Audit Committee. The Board receives updates on the status of the cybersecurity controls, reports of significant cybersecurity incidents and annual education in this area.
Management is responsible for the day-to-day management of the risks the Company faces, while the Board has ultimate responsibility for the oversight of risk management.  The Board oversees risk through the annual review of key policies of the Bank and Company.  In addition, monthly, quarterly and annual reports are prepared for, presented to and reviewed with the Board addressing all major risk and compliance areas.  For the policies of the Board that require risk assessments to be completed, the results are generally summarized and presented to the Board or a committee of the Board.  The executive officers responsible for managing the various risks in the Bank and Company present reports to the Board as required by policy or as needed.
The Board has integrated the oversight of certain risk areas with the responsibilities of the Audit Committee and the Compensation Committee. The Audit Committee works with the independent Director of Internal Audit to structure risk-based audits, the reports of which are presented to the Audit Committee, and progress toward the approved audit plan is reviewed and the committee is updated at least quarterly.   In attempting to determine the appropriate levels and forms of compensation provided to the Bank’s and the Company’s officers and employees, the Compensation Committee considers whether compensation or incentive plans encourage excessive risk taking.
Board Meetings and Committees
The members of the Boards of Directors of the Company and Capitol Federal Savings are identical.  During the fiscal year ended September 30, 2018, the Board of Directors of the Company held nine meetings and the Board of Directors of Capitol Federal Savings held 13 meetings.  During fiscal year 2018, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of each Board during the period he or she was a director and the total number of meetings held by the committees of each Board on which committees he or she served during the period in which he or she served.
The Company’s Board of Directors has standing Executive, Compensation, Stock Benefit , Audit and Nominating Committees.  The following is a summary of these committees.
The Executive Committee is currently comprised of Directors Dicus (Chairman), Huey, Robinson and Thompson.  The Executive Committee meets on an as needed basis and exercises the power of the Board of Directors between Board meetings, to the extent permitted by applicable law.  This committee is responsible for formulating and implementing policy decisions, subject to review by the entire Board of Directors.  The Executive Committee did not meet during fiscal year 2018.
The Compensation Committee is currently comprised of Directors Johnson (Chairman), Cole, Huey, McCoy, Morris, Robinson and Thompson, each of whom is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.  The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering the Company’s compensation and benefit programs.  The Compensation Committee also is responsible for:

●	reviewing from time to time the Company’s compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

●
annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and recommending to the Board the Chief Executive Officer’s compensation level based on this evaluation;

●
overseeing the evaluation of management, and recommending to the Board the compensation for  executive officers and other key members of management.  This includes evaluating performance following the end of incentive periods and recommending to the Board specific awards for executive officers;

●	recommending to the Board the appropriate level of compensation for directors;

●	administering any benefit plan which the Board has determined should be administered by the Committee; and

●	reviewing, monitoring and reporting to the Board, at least annually, on management development efforts to ensure a pool of candidates for adequate and orderly management succession.
The Compensation Committee operates under a written charter adopted by the Board of Directors of the Company, a copy of which is available on the Company’s website, at www.capfed.com, by clicking “Investor Relations” and then (under the “Corporate Overview” tab) “Corporate Governance.”  In fiscal year 2018, this committee met four times at the holding company level; the Compensation Committee for Capitol Federal Savings, which serves the same function and has the identical makeup, also met four times during fiscal year 2018.
The Stock Benefit Committee operates under a written charter adopted by the Board of Directors of the Company.  The Stock Benefit Committee is currently comprised of Directors McCoy (Chairman), Cole, Johnson, Morris, Robinson and Thompson.  The Stock Benefit Committee is principally responsible for administering the Company’s 2012 Equity Incentive Plan, 2000 Stock Option and Incentive Plan and 2000 Recognition and Retention Plan.  Although, by their terms, the 2000 Stock Option and Incentive Plan and 2000 Recognition and Retention Plan expired as to new awards in April 2015, the Company ceased granting new awards under those plans following the approval of the 2012 Equity Incentive Plan at the Company’s annual meeting of stockholders held in January 2012.  The Stock Benefit Committee awards stock-based benefits to officers and employees of the Company and the Bank.  This committee met four times during fiscal year 2018.
The Audit Committee is currently comprised of Directors Thompson (Chairman), Cole, Huey, Johnson, McCoy, Morris and Robinson, each of whom is “independent,” as independence for audit committee members is defined in the NASDAQ Marketplace Rules.  The Company’s Board of Directors has determined that each of Messrs. Morris and Thompson is an “audit committee financial expert,” as defined in the SEC’s rules.
The Audit Committee operates under a written charter adopted by the Board of Directors of the Company, a copy of which is available on the Company’s website, www.capfed.com, by clicking “Investor Relations” and then (under the “Corporate Overview” tab) “Corporate Governance.” The Audit Committee is appointed by the Company’s Board of Directors to represent and provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, the systems of disclosure controls and procedures, compliance with ethical standards adopted by the Company, compliance with legal and regulatory requirements, the annual independent audit of the Company’s consolidated financial statements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the independent (external) auditors and any other areas of potential financial risk to the Company specified by its Board of Directors.  The Audit Committee also is responsible for hiring, retaining and terminating the Company’s independent auditors.  The Audit Committee met 11 times in fiscal year 2018.
The Nominating Committee is comprised of Directors Huey (Chairman), Cole, Johnson, McCoy, Morris, Robinson and Thompson, each of whom is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.  The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors.  Final approval of director nominees is determined by the full Board, based on the recommendations of the Nominating Committee.  The nominees for election at the meeting identified in this proxy statement were recommended to the Board by the Nominating Committee.  The Nominating Committee met two times during fiscal year 2018.
The Nominating Committee operates under a formal written charter adopted by the Board, a copy of which is available on the Company’s website, www.capfed.com, by clicking “Investor Relations” and then (under the “Corporate Overview” tab) “Corporate Governance.”   The Nominating Committee has the following responsibilities under its charter:
●	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;
●
recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  The Company’s Board of Directors looks for diversity among its members by ensuring directors have backgrounds with diverse business experience, living in our different local geographic markets with sound business experience in many areas of operations of business.  The Board looks for experience from individuals with business experience from the top levels of a business, understanding of financial concepts, human resource, marketing and communications and customer service common among all businesses;

●
review nominations submitted by stockholders, which have been addressed to the Company’s Secretary, and which comply with the requirements of the Company’s charter and bylaws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

●	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and
●	perform any other duties or responsibilities expressly delegated to the Committee by the Board.
Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures.  Pursuant to the Company’s bylaws, nominations for directors by stockholders must be made in writing and received by the Secretary of the Company at the Company’s principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s bylaws.
Stockholder Communications with Directors
Stockholders may communicate with the Board of Directors by writing to: Natalie G. Haag, Executive Vice President, General Counsel and Corporate Secretary, Capitol Federal Financial, Inc., 700 S. Kansas Avenue, Topeka, Kansas 66603.

Board Member Attendance at Annual Stockholder Meetings
Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances.  All directors of the Company attended last year’s annual meeting of stockholders.
Director Compensation
The members of the Boards of Directors of Capitol Federal Savings and the Company are identical. Each non-employee director receives an annual retainer, paid monthly, one-half of which is for his or her service on Capitol Federal Savings’ Board of Directors and one-half of which is for his or her service on the Company’s Board of Directors.  During fiscal year 2018, the combined annual retainer was $60,000 ($30,000 for service on Capitol Federal Savings’ Board of Directors and $30,000 for service on the Company’s Board of Directors). No additional fees are paid for attending Board or Board committee meetings.  During fiscal year 2018, Mr. Thompson received $5,000 for serving as the Audit Committee chair.  Each outside director receives $1,000 per day for each meeting attended concerning Capitol Federal Savings and/or Company business that is outside of board meetings; no such payments were made during fiscal year 2018.  During fiscal year 2018, John B. Dicus, Chairman, President and Chief Executive Officer, was paid $12,000 by Capitol Federal Savings and $12,000 by the Company ($24,000 in total) for his service as a director of Capitol Federal Savings and the Company.
The following table sets forth certain information regarding the compensation earned by or awarded to each director, other than Mr. Dicus, who served on the Board of Directors of the Company in fiscal year 2018.  Compensation payable to Mr. Dicus for his service as a director is included in the “Salary” column of the Summary Compensation Table, under “Executive Compensation.”
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Michel’ Philipp Cole	$60,000	$70,578	---	$459	$131,037
Morris J. Huey II	$60,000	---	---	---	$60,000
Jeffrey M. Johnson	$60,000	---	---	---	$60,000
Michael T. McCoy, M.D.	$60,000	---	---	---	$60,000
James G. Morris	$60,000	---	---	---	$60,000
Reginald L. Robinson	$60,000	---	---	---	$60,000
Jeffrey R. Thompson	$65,000	---	---	---	$65,000
_______________
(1)	Includes annual retainers for service on the Boards of Directors of the Company and Capitol Federal Savings. For Mr. Thompson, also includes $5,000 for serving as the Audit Committee chair.
(2)
Represents the grant date fair value under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), of an award to Ms. Cole on July 27, 2018 of 5,400 shares of restricted stock, which are scheduled to vest in 25% annual increments on January 30, 2020, 2021, 2022 and 2023, respectively.  The assumptions used in the calculation of the grant date fair value amount are included in Note 12 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 filed with the Securities and Exchange Commission. As of September 30, 2018, none of the directors listed in the table other than Ms. Cole held any unvested shares of restricted stock.  Ms. Cole held 5,400 unvested shares of restricted stock as of that date.

(3)
As of September 30, 2018, the total number of shares underlying the stock options held by each director listed in the table was as follows: Mr. Huey – 15,000 shares; Mr. Johnson – 128,185 shares; Dr. McCoy – 128,185 shares; Mr. Robinson – 15,000 shares; and Mr. Thompson – 128,185 shares.

(4)	Includes dividends paid on unvested shares of restricted stock of $459 to Ms. Cole.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses the Company’s compensation program, including how it relates to the executive officers named in the compensation tables which follow this section (who we sometimes refer to below and elsewhere in this proxy statement as the “named executive officers,” or “NEOs”), consisting of:
●	John B. Dicus, our Chairman, President and Chief Executive Officer,
●	Kent G. Townsend, our Executive Vice President, Chief Financial Officer and Treasurer,
●	Rick C. Jackson, our Executive Vice President and Chief Lending Officer,
●	Carlton A. Ricketts, our Executive Vice President for Corporate Services and
●	Natalie G. Haag, our Executive Vice President, General Counsel and Corporate Secretary.
Set forth below is an analysis of the objectives of our compensation program, the material compensation policy decisions we have made under this program and the material factors that we considered in making those decisions.
Overview of Compensation Program
The Compensation Committee of our Board of Directors (the “Committee”), which consists solely of  independent directors, has responsibility for developing, implementing and monitoring adherence to the Company’s compensation philosophies and program.  The Stock Benefit Committee, also comprised entirely of independent directors, administers and grants stock-based compensation awards from time to time.  Grants currently are made under our 2012 Equity Incentive Plan, which was approved by our stockholders in January 2012.  One NEO has outstanding option awards granted under our 2000 Stock Option and Incentive Plan, which was approved by our stockholders in 2000 and expired as to new awards in April 2015.  See “Stock Incentive Plans” below.  The Committee is mindful of the compensation offered in the banking industry, both regionally and nationally, and the Company’s business strategies and strives to provide a complete compensation program that provides an incentive to executive officers to maximize the Company’s performance with the goal of enhancing stockholder value.  The Company’s compensation program is based upon the following philosophies:
●	preserve the financial strength, safety and soundness of the Company and the Bank;
●
reward and retain key personnel by compensating them in the range of salaries at comparable financial institutions and making them eligible for annual cash bonuses based on the Company’s performance and the individual officer’s performance;

●
focus management on maximizing earnings while managing risk by maintaining high asset quality, managing interest rate risk within Board guidelines, emphasizing cost control, establishing adequate compliance programs and maintaining appropriate levels of capital; and

●	provide an opportunity to earn additional compensation if the Company’s stockholders experience increases in returns through stock price appreciation and/or dividends.
The Company’s primary forms of current compensation for executive officers include base salary, short-term incentive compensation and long-term incentive compensation.  The Company provides long-term compensation in the form of stock option and restricted stock awards and an employee stock ownership plan (“ESOP”). The Company also has a tax-qualified defined contribution retirement plan, health and life insurance benefits and paid time off benefits.  The Company offers insurance benefits including flexible spending accounts for unreimbursed medical expenses and child care expenses, on a pre-tax basis, which executive officers may participate in with the same eligibility requirements as all other employees.

The Company  has not historically offered employment agreements to any officer or employee but did offer two year employment agreements to specific key employees in conjunction with the acquisition of Capital City Bancshares, which was completed on August 31, 2018.   The Company currently believes that its named executive officers receive sufficient incentives from the existing compensation program that employment agreements are not necessary to induce them to remain with the Company.  The Company has entered into change in control severance agreements with each of the NEOs.  Each agreement entitles the executive to a severance payment if the executive’s employment is terminated under certain circumstances within six months before or within 24 months after a change in control of the Company.  The Company believes that these agreements will help incentivize the executives to continue their employment with the Company amid the uncertainty that may arise in the event of a change in control.  See “Payments upon Termination or Change in Control.”
The Committee meets as needed during the year to consider all aspects of the Company’s compensation program, including a review at least once per year of a tally sheet for each NEO quantifying every component of the NEO’s compensation package, in order to satisfy itself that the total compensation paid to the NEO is reasonable and appropriate.  As discussed in greater detail below under “Role of Management,” the Committee meets with management to receive their analyses and recommendations, as requested by the Committee, considers the information provided to the Committee and makes decisions accordingly.
Base Salary
The Committee sets the base salaries for all executive officers of the Company.  The Committee sets policy directing fair and reasonable compensation levels throughout the Company by taking into account the influences of market conditions on each operational area of the Company and the relative compensation at different management levels in the Company within each operational area.  The Committee recognizes that base salary is the primary element of the compensation package provided by the Company that is fixed in amount before the fiscal year begins and is paid during the year without regard to the Company’s performance.  The base salary for each NEO reflects the Committee’s consideration of a combination of factors, including: competitive market salary, the comparability of responsibilities of similarly situated NEOs at other institutions, the officer’s experience and tenure, overall operational and managerial effectiveness and breadth of responsibility for each officer.  Each named executive officer’s base salary and performance is reviewed annually.  Base salary is not targeted to be a percentage of total compensation, although the Committee does consider the total amount of compensation being paid to each NEO when setting NEO base salaries.
The Committee has not used third party consultants or other service providers to present compensation plan suggestions or market compensation data.  Instead, the Committee has directed the President and CEO to provide comparable market salary data for executive officers based upon a selected population of comparable financial institutions.
The most recent comparison information was compiled from information reported in the most recent proxy statements of the financial institutions listed below.  The financial institutions selected for comparison purposes were based upon the President and CEO’s knowledge of the selected financial institutions, the comparability of their operations, corporate structure and/or size as appropriate comparisons to the Company.  Financial institutions selected for comparison purposes may be added or removed from the list each year as a result of acquisitions, closings, operating in a distressed mode or because another financial institution compares more appropriately to the operations of the Company than a previously listed financial institution.
The financial institutions in the most recent comparison included the following publicly held financial institutions with total assets between $4.8 billion and $25.1 billion: Commerce Bancshares, UMB Financial, TFS Financial (organized in a mutual holding company, or MHC, structure), Washington Federal, Northwest Bancshares, Community Bank System, BancFirst, Investors Bancorp, Beneficial Bancorp, Provident Financial Services, Park National Corporation, National Bank Holdings, Chemical Financial and Republic Bancorp.
The comparison provided shows how our executive officer salaries and annual cash compensation compare on a national scale and local scale with other financial institutions, reflecting institutions among which we would most likely compete for executive talent, with a slightly greater weighting to regional institutions.  The Committee received information showing the base compensation of the CEO, CFO and the next three NEOs in each company’s proxy statement.  The level of compensation paid to our CEO and CFO are compared directly to the equivalent titles in the listed companies.  The compensation paid the first highest NEO within each of the listed companies above, not including the CEO or CFO, is compared to compensation paid to our first most highly compensated NEO, not including the CEO or CFO.  The compensation paid to the second highest NEO within each of the listed companies above, not including the CEO or CFO, is compared to compensation paid to our second most highly compensated NEO, not including the CEO or CFO.  The compensation paid to the third highest NEO within each of the listed companies above, not including the CEO or CFO, is compared to compensation paid to our third most highly compensated NEO, not including the CEO or CFO.
The Committee reviews the comparison data provided and does not attempt to set the base salaries of our NEOs at specific target percentiles of the comparison data provided.  The Committee uses this data in conjunction with setting the base salary of each NEO, whose salary is discussed below, in light of the range of base salaries paid among the comparable financial institutions.  Because the positions other than the CEO and CFO may not be directly comparable between financial institutions, the Committee exercises its judgment in determining where in the salary ranges of the comparison financial institutions the compensation for our other NEOs should fall.  The salaries for the CEO and CFO, in general, fall in the lower quarter of the range of comparable salaries based upon a review of the comparison companies.  In general, the range of salaries for the NEOs other than the CEO and CFO is narrow because the comparison in range of salaries among the other NEO executive officer positions in the various market comparisons reviewed is not considered significantly different by the Committee to warrant a wider spread in base salary.  The salary of the CEO is established to reflect his hands-on approach to leadership and the involvement he provides the Company on a daily basis, the leadership roles he fills in local, regional and national industry-related activities and his direct involvement in addressing stockholder value and stockholder relations.  The salaries of the CFO and each of the other NEOs are established to also reflect their respective roles in the management structure of the Company.
The Committee does not put as much emphasis on the market comparison information when considering bonus or other incentive compensation as it does on base salary for the Company’s executive officers. This is primarily because of the divergence in practice regarding the structure of bonus plans and the types of incentives offered executive officers at other financial institutions.
Compensation and Incentive Plan Risk Assessment
At the direction of the Compensation Committee, our Internal Audit Director, our Compliance and Risk Management Director, our Human Resources Director and our General Counsel undertook a review of all compensation and incentive programs within the Company to ensure the programs were working as designed and intended.  The results of this review indicated that all plans were working as designed and intended and did not allow for compensation benefits beyond those intended by the programs.
Bonus Incentive Plans
All officers of the Company are eligible to receive cash bonuses on an annual basis under the Short Term Performance Plan (“STPP”) based upon the Company’s financial performance and the individual officer’s performance during the fiscal year.  The cash awards are made in January of the year following the fiscal year end of September 30 (i.e., in January 2019, in the case of the STPP award for the fiscal year ended September 30, 2018).  A participant’s STPP award may not exceed the percentage of salary specified in the plan for his or her position level.  For the Chairman, President and CEO, the maximum percentage is 60%, and for each of the other NEOs, the maximum percentage is 40%.  The STPP is intended to:
●	promote stability of operations and the achievement of earnings targets and business goals;
●	link executive compensation to specific corporate objectives and individual results; and
●	provide a competitive reward structure for officers.
Generally, in November of each fiscal year, after considering management’s company performance recommendations (see “Role of Management” below), the Committee sets target, maximum and minimum performance levels for that year.  The targeted performance level is the most likely performance level forecasted for the Company in the ensuing fiscal year given the operational considerations described below.  As discussed below, the Committee considers three targets in order to focus management on the performance of the Company as a whole: efficiency ratio; basic earnings per share and return on average equity.  By focusing on the overall performance of the Company, over time the Committee believes the value to the stockholder from management’s performance will be maximized.  In seeking to maximize the performance of the Company, management focuses on all critical risks and objectives of the Company.  By not taking excessive credit risk and keeping interest rate risk at or below levels established by the Board it is believed that the earnings of the Company likely will remain strong over time.  By managing the amount of capital of the Bank, the Company benefits by having a proper amount of leverage which improves the opportunities to enhance earnings.  Focusing on cost control helps to mitigate risks that operating expenses will rise beyond the level at which they are supportable by the Bank’s operating income.
The areas of Company performance targeted consist of the efficiency ratio, basic earnings per share and return on average equity.  The efficiency ratio is computed by dividing total non-interest expense by the sum of net interest and dividend income and total other income.  Basic earnings per share is calculated by dividing net income for the fiscal year by the average basic shares outstanding for the fiscal year. Return on average equity is computed by dividing net income for the fiscal year by the average month end balance of total stockholders’ equity for the thirteen monthly time periods from the prior fiscal year end through the current fiscal year end, ending September 30th.  The efficiency ratio, basic earnings per share and return on average equity are equally weighted.
In general, the Company performance targets for the STPP are based upon the ensuing year’s forecast of business activity, interest rates, pricing assumptions, operating assumptions and net income determined using market based assumptions as of September 30th of the just completed fiscal year.  Prior to fiscal year 2019, the Committee required that the target efficiency ratio for each fiscal year be no worse than the actual efficiency ratio of the just completed fiscal year. Due to changes in our business model, including an increased focus on commercial banking, beginning with fiscal year 2019, the target efficiency ratio will be determined based upon the ensuing year’s forecast of business activity and will no longer need to be better than the prior fiscal year’s actual efficiency ratio.  The purpose of the efficiency ratio performance target is to focus management on keeping operating expenses under control and at the lowest level possible, regardless of the impact of interest rates on the operations of the Company.  The targets for earnings per share and return on average equity are established based upon the forecasted performance of the Company and anticipated capital management plans for the Company.  Forecasted performance includes the Company’s internal forecasts and the forecasts of outside analysts.  For fiscal year 2018, the targets were established based upon internally generated (forecasted) performance results and externally generated performance results from independent analysts who cover the Company.  The results were weighted 80% for the internally generated results and 20% for the external results.
There are two “scales” for each performance target: (i) a “target” scale, which includes increments between the target level of performance and a maximum level of performance, and decrements between the target level of performance and a minimum level of performance; and (ii) an “award” scale, which proceeds at one percent increments beginning at 20% in correspondence to the minimum performance level on the target scale, through 60% in correspondence to the target level of performance on the target scale, and up to 100% in correspondence to the maximum level of performance on the target scale.  Plan participants will earn a percentage on the award scale for a particular performance target of between 20% (if performance is at the minimum level of performance on the target scale) and 100% (if performance is at or above the maximum level of performance on the target scale).  The percentage earned on the award scale for a particular performance target will be zero if performance is below the minimum level of performance on the target scale.  The average of the percentages earned on the award scales for the three performance targets represents the total percentage of the maximum possible STPP award each participant has earned for the Company performance component of the STPP award.  In order to pay the full amount of an award under the STPP based on performance above the target level, the Committee must determine that the Company had actual net income for the fiscal year in excess of targeted net income for the fiscal year equal to at least five times the aggregate dollar amount of the portion of the total STPP awards for that year that would be made above the target level.
Below is a table showing the targets established and the performance achieved for fiscal years 2018, 2017, and 2016.  The “percent of total” columns represent, for each performance target (efficiency ratio, basic earnings per share and return on average equity), the percentage earned on the award scale for that target, based on the level of achievement on the target scale.  The “total” column represents the average of the award scale percentages earned for the three performance targets, which, as noted above, represents the total percentage of the maximum possible STPP award that has been earned for the Company performance component of the STPP award.  For fiscal year 2018, the level of achievement for return on average equity and basic earnings per share were in excess of the maximum target.  The level of achievement for the efficiency ratio was below the target but above the minimum.  The Company’s actual net income for fiscal years 2018 and 2017 was in excess of targeted net income for the fiscal year by more than five times the dollar amount of the portion of the total STPP awards earned for the fiscal year above the target level.  For fiscal year 2016, the level of achievement for all three company performance targets was in excess of the target but below the maximum.  The amount of the payout for fiscal year 2016 was reduced in the aggregate for all participants in the STPP by $105,681 because the excess of the Company’s actual net income for the fiscal year above targeted net income for the fiscal year was less than five times greater than the dollar amount of the portion of the total STPP awards earned for the fiscal year above the target level.
	Target			Performance			Percent of total
Fiscal Year	Efficiency Ratio	Basic EPS	ROAE	Efficiency Ratio	Basic EPS	ROAE	Efficiency Ratio	Basic EPS	ROAE	Total
2018	41.21%	$0.63	6.17%	43.89%	$0.73	7.28%	26%	100%	100%	75%
2017	41.97%	$0.62	5.96%	41.21%	$0.63	6.10%	71%	71%	73%	71%
2016	44.74%	$0.62	5.85%	43.76%	$0.63	5.96%	73%	69%	71%	71%

Each NEO receives 90% of their STPP award based upon the achievement of the three pre-established financial performance targets of the Company discussed above.  This is intended to focus each named executive officer on maximizing the overall performance of the Company and not on achievement of goals in a particular operational area.  Because of the predominance of the focus of the NEO bonuses on the overall performance of the Company, specific individual performance goals are not usually set for named executive officers. Instead, each NEO’s individual contribution to the Company’s performance is a subjective determination by the Committee following discussion with the President and CEO, giving consideration to each NEO’s response to the Company’s changing operational needs during the year.
The STPP includes a clawback provision that is applicable to all participants in the plan.  Under this provision, any payment made under the STPP which was based upon materially inaccurate financial statements which requires a restatement or was a result of fraud in determining an individual or company performance metric must be paid back if discovered within 24 months of the filing of the inaccurate financial statement(s) or the discovery of the fraud.  The repayment, in whole or in part, is at the discretion of the Committee.
The Committee has the authority under the STPP to reduce bonus awards to executive officers that would otherwise be earned, for any reason the Committee believes appropriate.  This may be done for all executive officers or for individual executive officers.  The Committee did not exercise any such negative discretion with respect to STPP awards for fiscal years 2018, 2017 or 2016.
The Company also maintains a deferred incentive bonus plan (“DIBP”) for executive officers in conjunction with the STPP.  The DIBP is administered as an unfunded plan of deferred compensation with all benefits expensed and recorded as liabilities as they are accrued.  The purpose of the two plans working together is to provide incentives and awards to executive officers to enhance the Company’s performance and stockholder value over a four year time horizon.  Each named executive officer has the opportunity to defer a minimum of $2,000 and up to 50% (up to a maximum of $100,000) of their cash award under the STPP.  The amount deferred receives a 50% match that is accrued by the Company for accounting purposes over a three year mandatory deferral period.  The amount deferred plus the 50% match is deemed to have been invested in Company stock on the last business day of the calendar year preceding the receipt of the STPP award at the closing price on that date (e.g., on December 31, 2018, in the case of the STPP award for fiscal year 2018 paid in January 2019), in the form of phantom stock.  The number of shares of phantom stock deemed purchased receives dividend equivalents as if the stock were owned by the named executive officer.  At the end of the mandatory deferral period, the DIBP is paid out in cash and is comprised of the initial amount deferred, the 50% match, the amount of the dividend equivalents on the phantom shares over the deferral period and the increase in the market value of the Company’s stock over the deferral period, if any, on the phantom shares.  There is no provision for the reduction of the DIBP award at the end of the mandatory deferral period if the market value of the Company’s stock at that time is lower than the market value at the time of the deemed investment.

For participants in the STPP, it is generally required that the recipient be employed by the Bank through the last day of the fiscal year to receive an award.  For participants in the DIBP the recipient must remain continuously  employed by the Bank during the mandatory deferral period and be so employed on the distribution date to receive the Company match, dividend equivalents on the phantom shares over the deferral period and the increase in the market value of the Company’s stock over the deferral period, if any, on the phantom shares.  In the event that an NEO leaves the company during the deferral period for reasons other than a change in control, the NEO would be entitled to receive his deferred funds six months after his date of termination, but without the Company match or any earnings (including dividend equivalents) on the deferred funds or on the Company match.
Stock Incentive Plans
The Company’s Stock Incentive Plans are designed to provide incentives for long-term positive performance of the executive officers by aligning their interests with those of our stockholders by providing the executive officer the opportunity to participate in the appreciation, if any, in the Company’s stock price which may occur after the date options are granted.  Awards of restricted stock are intended to further align executive officers interests with stockholders’ interest.  Awards of stock options and restricted stock currently are made under our 2012 Equity Incentive Plan, which was approved by stockholders in January 2012. The Stock Benefit Committee administers this plan, determines eligibility and grants awards.  Since fiscal year 2017, awards have primarily been made in conjunction with promotions and exceptional performance in working to attain corporate objectives.  Also since fiscal year 2017, new awards have primarily been in the form of restricted stock in order to provide award recipients with a direct and immediate sense of equity ownership.
As required by the 2012 Equity Incentive Plan, stock options have an exercise price that is equal to the closing price as of the date of the grant.  We do not coordinate the timing of options and stock awards with the release of material non-public information.
Role of Management
The Committee makes all decisions regarding the compensation of our executive officers.  The Committee has asked the President and CEO to provide, in addition to the comparable market salary data based upon a selected population of comparable financial institutions at both the regional and national levels, reviews of the performance of each NEO except for himself and recommendations for the salaries of each NEO except for himself and any recommendations for stock awards.  Management recommends the target, minimum and maximum performance goals for the Company and the related bonus targets under the STPP to be approved by the Committee.  In addition, management may from time to time recommend changes to the compensation program in response to changes in the marketplace in which the Company competes for executive talent and in light of the absolute performance level of the Company.  The compensation of the CEO is determined by the Committee without prior recommendations from him.  The Committee makes all decisions in light of the information provided and the Committee members’ experience and expectations for all NEOs.
Stockholder “Say-on-Pay” Vote
Since our annual meeting of stockholders held in February 2011, we have been required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) to include a non-binding, advisory “say-on-pay” vote in our annual meeting proxy statement at least once every three years, and, at least once every six years, a non-binding, advisory vote on the frequency of future say-on-pay votes (commonly referred to as a “say-on-pay frequency vote”), with stockholders having the choice of every year, every two years or every three years.   We last included a “say-on-pay frequency vote” at our annual meeting of stockholders held in January 2017 on which stockholders cast the most votes in favor of a frequency of every year for future say-on-pay votes.  At our annual meeting of stockholders held in January 2018, stockholders approved the compensation of the Company’s executives, as disclosed in the Company’s proxy statement for that meeting, with approximately 96% of the votes cast in favor.  The Committee considered the results of this vote in setting the compensation of the NEOs for fiscal year 2018.

Perquisites and Other Personal Benefits
For fiscal year 2018, no NEO received any perquisites or other personal benefits in excess of $10,000 in the aggregate.
Retirement and Other Benefits
The Company provides an ESOP and a defined contribution plan to all employees who qualify for participation under each plan.  The ESOP provides for the allocation of shares of the Company’s common stock annually among all participants based upon each employee’s qualifying compensation as a percentage of the total of all qualifying compensation for all participants.  Each NEO participates in the ESOP and the defined contribution plan.
The defined contribution plan is a 401(k) plan in which the eligibility and participation requirements, allocation calculations and contribution limits apply to all employees, including NEOs.  All employees have the opportunity to direct their investment in the plan.  For fiscal year 2018, the Company matched 25% of the employee’s contribution, up to the first 3% of eligible compensation contributed by the employee.  The Company does not offer any defined benefit plan or post-retirement benefit plan that requires expense to the Company following the termination of employment of any NEO.
The Company provides a life insurance benefit for every employee who works on average more than 20 hours per week.  During fiscal year 2017, the benefit was reduced from 1.5 times the employee’s base salary to 1.0 times the employee’s base salary, subject to a cap on the total death benefit of $500,000 in the case of Mr. Dicus, $368,000 in the case of Mr. Townsend and $300,000 in the case of each of the other NEOs.  Benefits for all employees in excess of $50,000 result in taxable income.  Each of the NEOs participates in this benefit program.
The Company has provided for the purchase of a life insurance annuity for the CEO, which includes a $5.0 million death benefit.  The salary of the CEO has been grossed up for the cost of the annuity and the income tax associated with the resulting imputed taxable income.  The Company has provided this gross up because the Company wished to provide the life insurance annuity benefit to the CEO without him having to bear the associated tax obligation.  The gross up for this benefit is not included in the base salary of the CEO, but is included in the “All Other Compensation” column of the Summary Compensation Table.
In addition to the life insurance benefits discussed above, the Bank has purchased Bank Owned Life Insurance for eligible employees.  Under the terms of the Bank Owned Life Insurance, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to the insured employee’s base salary as of the Board approval date of the purchase if the insured dies while employed by the Bank.  All NEOs are insured under the Bank Owned Life Insurance and have designated beneficiaries.  Once the NEO’s employment with the Bank terminates, the death benefit to the beneficiary of the NEO terminates as well.
Termination or Change in Control Payments
As noted above under “Overview of Compensation Program,” the Company does not currently have an employment agreement with any of its NEOs, but the Company entered into agreements with each of the NEOs to provide a severance payment if their employment is terminated within six months before or 24 months after a change in control of the Company.  See “Payments upon Termination or Change in Control.”
The terms of our stock options and restricted stock awards provide for accelerated vesting only in the case of a change in control.  See “Payments upon Termination or Change in Control.”
Stock Ownership Guidelines
In November 2011, the Company’s Board of Directors adopted stock ownership guidelines, effective January 1, 2012, which are applicable to the Company’s directors and executive and senior officers.  It is the Board’s intention to encourage recipients of future equity-based awards, if any, to retain ownership of the shares relating to those awards to further align their interests with the interests of the Company’s stockholders.  The guidelines provide as follows:
●
The CEO shall own five times his salary, directors shall own four times their annual fee, executive vice presidents and senior vice presidents shall own three times their salaries and first vice presidents shall own one times their salary, in each case in shares of the Company’s common stock.    Each director and officer shall have five years to attain the ownership guidelines.

●	Shares owned directly or by immediate family members of the director or officer shall be included in determining the amount of common stock owned for purposes of the guidelines.
●	Shares acquired in the ESOP through the reinvestment of dividends shall also be included in determining the amount of common stock owned for purposes of the guidelines.
•
If, at the end of five years, a director or an officer does not comply with the ownership guidelines, he or she shall not receive future awards under the Company’s stock benefit plans until he or she complies with the guidelines.

Other Tax Considerations
As in effect during fiscal year 2018 and prior taxable years, Section 162(m) of the Internal Revenue Code generally eliminated the deductibility of compensation over $1 million paid to the principal executive officer and certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation.  Stock options automatically constituted qualified performance-based compensation, provided that certain plan content and grant procedure requirements were met.  Effective for fiscal 2019 and future taxable years, H.R. 1, originally known as the "Tax Cut and Jobs Act," amended Section 162(m) to provide that qualified performance-based compensation will be subject to the $1 million deduction limit, subject to grandfathering of amounts payable under certain agreements in effect on November 2, 2017.

Summary Compensation Table
The following table sets forth information concerning the compensation paid to or earned by the named executive officers for fiscal year 2018:
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(4)	Total Compensation ($)

John B. Dicus, Chairman	2018	$671,885	$	---	$	---	$	---	$346,055	$	---	$106,885	$1,124,825
President and Chief Executive	2017	653,615		---		---		---	321,500		---	179,129	1,154,244
Officer	2016	664,676		---		---		---	299,531		---	199,705	1,163,912

Kent G. Townsend, Executive	2018	$357,885	$	---	$	---	$	---	$136,675	$	---	$21,636	$516,196
Vice President, Chief	2017	345,385		---		---		---	125,698		---	50,765	521,848
Financial Officer and Treasurer	2016	345,577		---		---		---	112,493		---	59,125	517,195

Rick C. Jackson, Executive	2018	$255,308	$	---	$	---	$	---	$96,773	$	---	$21,518	$373,599
Vice President and Chief	2017	246,077		---		---		---	88,938		---	43,696	378,711
Lending Officer	2016	246,116		---		---		---	80,666		---	49,024	375,806

Carlton A. Ricketts, Executive	2018	$238,308	$	---	$	---	$	---	$76,322	$	---	$21,497	$336,127
Vice President for	2017	229,846		---		---		---	82,536		---	42,240	354,622
Corporate Services	2016	230,308		---		---		---	75,517		---	45,686	351,511

Natalie G. Haag, Executive	2018	$238,308	$	---	$	---	$	---	$91,450	$	---	$21,497	$351,255
Vice President, General Counsel	2017	227,538		---		---		---	82,575		---	41,702	351,815
and Corporate Secretary(5)

_______________________________
(1)	For fiscal years 2018, 2017 and 2016, includes director fees of $24,000 for Mr. Dicus.
(2)	Bonus amounts are reported under the “Non-Equity Incentive Plan Compensation” column.
(3)
Represents incentive bonus amounts awarded for performance in fiscal years 2018, 2017 and 2016 under the STPP.  The bonuses for fiscal year 2018 have been approved by the Compensation Committee of the Company’s Board of Directors but will not be paid until January 2019. The bonus amounts include Capitol Federal Savings’ matching contributions under the Company’s DIBP to those named executive officers who elected to defer receipt of a portion of their bonus for fiscal years 2018, 2017 and 2016, as follows:

	2018	2017	2016

John B. Dicus	$50,000	$50,000	$50,000
Kent G. Townsend	$27,335	$25,140	$22,499
Rick C. Jackson	$19,355	$17,788	$16,133
Carlton A. Ricketts	$ 3,634	$16,507	$15,103
Natalie G. Haag(5)	$18,290	$16,515	---

The amount deferred, if any, plus the matching contribution on the deferred amount is deemed to be invested in the Company’s common stock through the purchase of phantom stock units.  There will not be any reduction to the payout amount of the phantom stock units if the stock price has depreciated from the beginning of the deemed investment period of the phantom stock units to the end of such period.  Receipt of the matching contribution is contingent on the executive officer remaining employed with the Company for a period of three years following the award of the phantom stock units.  For additional information regarding this plan, see “Non-Qualified Deferred Compensation” below.

(4)
Amounts represent matching contributions under Capitol Federal Savings’ 401(k) plan, values (based on the closing price of the Company’s common stock on the last trading day of the fiscal year) of allocations under the ESOP, term life insurance premiums, earnings (in the form of Company stock price appreciation (depreciation) and dividend equivalents during the fiscal year) accrued by the Company on outstanding phantom stock units awarded under the DIBP.  For fiscal year 2018, these include $2,025, $19,184, $578 and ($9,413) (reflected as zero in the table) for Mr. Dicus; $2,025, $19,184, $427 and ($2,079) (reflected as zero in the table) for Mr. Townsend; $2,025, $19,184, $309 and ($1,576) (reflected as zero in the table) for Mr. Jackson; $2,025, $19,184, $288 and ($1,422) (reflected as zero in the table) for Mr. Ricketts; and $2,025, $19,184, $288 and ($1,381) (reflected as zero in the table) for Ms. Haag.  For Mr. Dicus, also includes premium on universal life insurance policy of $66,376 and the amount reimbursed for all or part of the tax liability resulting from the payment of such premium of $18,722.

(5)	No compensation information is provided for Ms. Haag for fiscal year 2016 because she was not a named executive officer for that fiscal year.

Grants of Plan-Based Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	of Stock or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	and Option Awards

John B. Dicus	n/a	$77,400	$232,200	$387,000	---	---	---	---	---	---	---

Kent G. Townsend	n/a	$28,400	$85,200	$142,000	---	---	---	---	---	---	---

Rick C. Jackson	n/a	$20,240	$60,720	$101,200	---	---	---	---	---	---	---

Carlton A. Ricketts	n/a	$18,880	$56,640	$94,400	---	---	---	---	---	---	---

Natalie G. Haag	n/a	$18,880	$56,640	$94,400	---	---	---	---	---	---	---
______________
(1)
For each named executive officer, represents the threshold (i.e. lowest), target and maximum amounts that were potentially payable for fiscal year 2018 under the Company’s STPP.  The actual amounts earned under these awards for fiscal year 2018 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.  For additional information regarding the STPP, see “Compensation Discussion and Analysis—Bonus Incentive Plans.”

As noted under “Compensation Discussion and Analysis,” none of the named executive officers have an employment agreement with us, but the Company entered into agreements with each of the named executive officers to provide a severance payment if their employment is terminated within six months before or 24 months after a change in control of the Company.  See “Payments upon Termination or Change in Control.”

Outstanding Equity Awards at September 30, 2018
The following table provides information regarding the unexercised stock options and stock awards held by each of the named executive officers as of September 30, 2018.
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John B. Dicus	33,584(1)	---	---	$11.91	05/14/2022	---	---	11,427(5)	$27,939(5)
	100,116(2)	---	---	$11.91	05/14/2027	---	---	9,113(6)	12,622(6)
	---	---	---	---	---	---	---	11,185(7)	5,648(7)
Total	133,700							31,725	$46,209

Kent G. Townsend	---	---	---	---	---	---	---	4,137(5)	$10,115(5)
	---	---	---	---	---	---	---	4,100(6)	5,679(6)
	---	---	---	---	---	---	---	5,624(7)	2,840(7)
Total								13,861	$18,634

Rick C. Jackson	34,630(3)	---	---	$14.43	01/26/2020	---	---	2,979(5)	$7,284(5)
	55,910(4)	---	---	$14.43	01/26/2025	---	---	2,940(6)	4,072(6)
	---	---	---	---	---	---	---	3,979(7)	2,009(7)
Total	90,540							9,898	$13,365

Carlton A. Ricketts	---	---	---	---	---	---	---	2,780(5)	$6,797(5)
	---	---	---	---	---	---	---	2,752(6)	3,812(6)
	---	---	---	---	---	---	---	3,692(7)	1,864(7)
Total								9,224	$12,473

Natalie G. Haag	---	---	---	---	---	---	---	2,780(5)	$6,797(5)
	---	---	---	---	---	---	---	2,690(6)	3,726(6)
	---	---	---	---	---	---	---	3,694(7)	1,865(7)
Total								9,164	$12,388

_______________
(1)	Represents option having the following vesting schedule: 8,396 shares on each of January 10, 2013, 2014, 2015 and 2016.
(2)	Represents option having the following vesting schedule: 25,029 shares on each of January 10, 2013, 2014, 2015 and 2016.
(3)	Represents option having the following vesting schedule: approximately 6,926 shares on each of January 26, 2010, 2011, 2012, 2013 and 2014.
(4)	Represents option having the following vesting schedule: approximately 11,182 shares on each of January 26, 2010, 2011, 2012, 2013 and 2014.
(5)
Represents phantom stock award under Company’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal year 2015 under the Company’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus the Company’s 50% match thereon, divided by the Company’s stock price on December 31, 2015.  The phantom stock award will be paid in cash by the second business day following the regularly scheduled board meeting in January 2019, in an amount equal to the appreciation, if any, in the Company’s stock price from December 31, 2015 to December 31, 2018, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2015 through September 30, 2018, plus the amount of dividend equivalents credited during that period.  See “Non-Qualified Deferred Compensation” below.

(6)
Represents phantom stock award under Company’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal year 2016 under the Company’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus the Company’s 50% match thereon, divided by the Company’s stock price on December 31, 2016.  The phantom stock award will be paid in cash by the second business day following the regularly scheduled board meeting in January 2020, in an amount equal to the appreciation, if any, in the Company’s stock price from December 31, 2016 to December 31, 2019, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2016 through September 30, 2018, plus the amount of dividend equivalents credited during that period.  See “Non-Qualified Deferred Compensation” below.

(7)
Represents phantom stock award under Company’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal year 2017 under the Company’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus the Company’s 50% match thereon, divided by the Company’s stock price on December 31, 2017.  The phantom stock award will be paid in cash by the second business day following the regularly scheduled board meeting in January 2021, in an amount equal to the appreciation, if any, in the Company’s stock price from December 31, 2017 to December 31, 2020, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2017 through September 30, 2018, plus the amount of dividend equivalents credited during that period.  See “Non-Qualified Deferred Compensation” below.

Option Exercises and Stock Vested
The following table sets forth information about stock options exercised and shares of restricted stock that vested during the fiscal year ended September 30, 2018 with respect to each named executive officer:
	Option Awards		Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

John B. Dicus	---	---	---	---
Kent G. Townsend	---	---	---	---
Rick C. Jackson	---	---	---	---
Carlton A. Ricketts	---	---	---	---
Natalie G. Haag	---	---	---	---

_______________
(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

Non-Qualified Deferred Compensation
The following table sets forth information about compensation payable to each named executive officer under the Company’s DIBP.
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY(1)	in Last FY(2)	in Last FY(3)	Distributions(4)	at Last FYE

John B. Dicus	$100,000	$50,000	$0	$187,911	$489,740
Kent G. Townsend	$50,279	$25,140	$0	$71,028	$213,516
Rick C. Jackson	$35,575	$17,788	$0	$51,713	$152,551
Carlton A. Ricketts	$33,014	$16,507	$0	$47,351	$142,234
Natalie G. Haag	$33,030	$16,515	$0	$45,698	$141,141
    _______________
(1)
Represents portion of bonus for fiscal year 2017 (otherwise payable in fiscal year 2018) under the STPP deferred by the named executive officer.  For each named executive officer, this amount was previously reported as compensation for fiscal year 2017.

(2)
Represents match by Capitol Federal Savings on portion of bonus for fiscal year 2017 (otherwise payable in fiscal year 2018) under the STPP deferred by the named executive officer.  For each named executive officer, the match by Capitol Federal Savings was 50% of the amount deferred, which was previously reported as compensation for fiscal year 2017.  The named executive officer was awarded phantom stock units under the DIBP in an amount equal to the bonus amount deferred plus the match, divided by the closing price of the Company’s common stock on December 31, 2017.

(3)
Represents stock price appreciation (depreciation) and dividend equivalents on phantom stock units from deferrals (and matches thereon) of STPP bonuses for fiscal year 2017 and prior years.  For Messrs. Dicus, Townsend, Jackson and Ricketts and Ms. Haag, these amounts were $(9,413), $(2,079), $(1,576), $(1,422) and $(1,381), respectively, for fiscal year 2018.  These amounts are reflected as zero in this table and under the “All Other Compensation” column for fiscal year 2018 of the Summary Compensation Table.  As noted below, there will not be any reduction to the payout amount of the phantom stock units if the stock price has depreciated from the beginning of the deemed investment period of the phantom stock units to the end of such period.

(4)
Represents cash payout during fiscal year 2018 of phantom stock units for deferral (and 50% match thereon) of the STPP bonus for fiscal year 2014. The payout was comprised of appreciation in the Company’s stock price from December 31, 2014 through December 31, 2017 plus dividend equivalents credited during that period.

Under the DIBP, a participating NEO may defer from $2,000 to as much as 50% (up to a maximum of $100,000) of their award under the STPP, which is typically made in the January following the end of the fiscal year for which the STPP award is earned.  The total amount deferred plus a 50% match by Capitol Federal Savings is deemed to be invested, in the form of phantom stock units, in Company common stock as of December 31st in the year prior to the STPP award at the closing price on that date (e.g., December 31, 2018, in the case of the STPP award for fiscal year 2018 paid in January 2019).  On the third anniversary date (e.g., December 31, 2021, in the case of the award for fiscal year 2018), the phantom stock units are deemed sold and each participant will receive shortly thereafter a cash payment equal to the amount deferred, the company match, the dividend equivalents paid on Company common stock during the three-year period, plus the appreciation, if any, of Company common stock.   There will not be any reduction to the amount of the cash payment if the deemed investment in Company common stock has depreciated in value from the beginning of the deemed investment period to the end of such period.  The payment of these benefits (except for the amount deferred) is subject to the participant’s continued employment by the Bank during the mandatory deferral period and on the distribution date.

Payments upon Termination or Change in Control
As noted above, the Company does not currently have employment agreements with any of the named executive officers.  The Company has, however, entered into change in control severance agreements with each of the NEOs.  Each agreement entitles the executive to a severance payment if, within six months before or 24 months after a change in control of the Company, the executive’s employment is terminated by the Company without cause, is terminated as a result of the executive’s death, disability or retirement or is terminated by the executive for “good reason.”  The Company believes that these agreements will help incentivize the executives to continue their employment with the Company amid the uncertainty that may arise in the event of a change in control.
The amount of the severance payment under each change in control severance agreement is 2.99 times the executive’s average annual W-2 compensation during the five full calendar years prior to the date of termination of employment.  If their employment had been terminated as of September 30, 2018 under circumstances entitling them to severance payments under their change in control severance agreements, the amounts of the payments to Messrs. Dicus, Townsend, Jackson and Ricketts and Ms. Haag would have been approximately $3.2 million, $1.6 million, $1.1 million, $966 thousand and $849 thousand, respectively.  The agreements provide that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments under Section 280G of the Internal Revenue Code.
Under the general terms of stock options granted under the Company’s 2012 Equity Incentive Plan and 2000 Stock Option and Incentive Plan and restricted stock granted under the Company’s 2012 Equity Incentive Plan, upon the occurrence of a change in control of the Company, all unvested stock options and unvested shares of restricted stock will vest.  As of September 30, 2018, none of the NEOs held unvested stock options or unvested shares of restricted stock.
The Company’s STPP provides that if, within two years following a change in control of the Company, a participant’s employment is terminated other than due to death, disability, retirement, cause or resignation by the participant (other than resignation due to reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, or resignation within 30 days following a reduction in base pay), then the participant will be paid a pro rata award for the performance year in which his or her termination of employment occurs, with the award amount determined assuming all individual and corporate performance targets have been met.  Had any of Messrs. Dicus, Townsend, Jackson or Ricketts or Ms. Haag experienced such a termination of employment on September 30, 2018, they would have been entitled to the regular bonus earned for the year, rather than a pro rata award with assumed maximum achievement of performance targets, since the performance period for the year actually ended on that date.  The bonus amounts for fiscal year 2018 are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
The Company’s DIBP provides that if, within two years following a change in control of the Company, a participant’s employment is terminated other than due to death, disability, retirement, cause or resignation by the participant (other than resignation due to reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, or resignation within 30 days following a reduction in base pay), then the participant will become fully vested in his or her plan account, which shall be paid to him or her within 90 days after the termination date.  If Messrs. Dicus, Townsend, Jackson or Ricketts or Ms. Haag had experienced such a termination of employment on September 30, 2018, the amounts of their DIBP accounts that would have vested and been payable within 90 days would have been $489,740, $213,516, $152,551, $142,234 and $141,141 respectively.
As discussed under “Compensation Discussion and Analysis—Retirement and Other Benefits,” the Company provides a life insurance benefit for every employee who works on average more than 20 hours per week equal to 1.0 times the employee’s base salary, subject to a cap on the total death benefit of $500,000 in the case of Mr. Dicus, $368,000 in the case of Mr. Townsend and $300,000 in the case of each of the other NEOs.  Each of the NEOs participates in this benefit program. Had Messrs. Dicus, Townsend, Jackson or Ricketts or Ms. Haag died on September 30, 2018, the death benefit payable under this program would have been $500,000, $368,000, $253,000, $236,000 and $236,000 respectively.

As also discussed under “Compensation Discussion and Analysis—Retirement and Other Benefits,” the Company has provided for the purchase of a life insurance annuity for Mr. Dicus, which includes a $5.0 million death benefit.  Accordingly, had Mr. Dicus died on September 30, 2018, a death benefit would have been payable for him in this amount.
In addition, as discussed under “Compensation Discussion and Analysis—Retirement and Other Benefits,” the Bank has purchased Bank Owned Life Insurance.  Under the terms of the Bank Owned Life Insurance, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to the insured employee’s base salary as of the date of Board approval of the purchase if the insured dies while employed by the Bank.  All NEOs are insured under the Bank Owned Life Insurance and have designated beneficiaries.  Had Messrs. Dicus, Townsend, Jackson or Ricketts or Ms. Haag died on September 30, 2018, the death benefit payable under the Bank Owned Life Insurance would have been $610,481, $330,000, $235,000, $220,000 and $215,000 respectively.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
The foregoing report is furnished by the Compensation Committee of the Company’s Board of Directors:
Jeffrey M. Johnson (Chairman)
Michel’ Philipp Cole
Morris J. Huey, II
Michael T. McCoy, M.D.
James G. Morris
Reginald L. Robinson
Jeffrey R. Thompson

CEO Pay Ratio
The annual total compensation for our median employee for fiscal year 2018 was $35,190 and $1,094,626 for our CEO. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2018 was 31.1 to 1.
We identified the median employee by examining total W-2, Box 1 compensation for all individuals, excluding our CEO, who were employed by us on September 30, 2018. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any cost-of-living adjustments in identifying the median employee. We did not adjust employee compensation with respect to total compensation by annualizing the compensation for any full-time or part-time employees that were not employed by us for all of fiscal year 2018.  We did include all former Capital City Bank employees who were employed by the Bank on September 30, 2018 considering their W-2, Box 1 compensation for the fiscal year time period.
We calculated the median employee’s annual total compensation using the same methodology we use for our named executive officers as set forth in the fiscal year 2018 Summary Compensation Table in this proxy statement. In our fiscal year 2018 Summary Compensation Table, we report annual cash incentive paid to our CEO for performance in fiscal year 2018. Our median employee did not earn any cash incentives for fiscal year 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Company’s common stock to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this proxy statement any late filings or failures to file.
The Company believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended September 30, 2018 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during fiscal year 2018, other than the inadvertent failure of Director Cole to timely report one transaction on Form 4 and to timely file a Form 5 with respect to such transaction.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Company’s compensation plans and matters are administered by the Stock Benefit Committee and the Compensation Committee.  The Stock Benefit Committee is currently comprised of Directors McCoy (Chairman), Cole, Johnson, Morris, Robinson and Thompson.  The Compensation Committee is currently comprised of Directors Johnson (Chairman), Cole, Huey, McCoy, Morris, Robinson, and Thompson.  Director Huey is a former officer of the Company.
CERTAIN TRANSACTIONS
The charter of the Audit Committee of the Company’s Board of Directors provides that the Audit Committee is to review and approve all related party transactions (defined as transactions requiring disclosure under Item 404 of SEC Regulation S-K) on a regular basis.
Capitol Federal Savings has followed a policy of granting loans to officers and directors.  These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.
All loans that Capitol Federal Savings makes to directors and executive officers are subject to regulations of the Office of the Comptroller of the Currency restricting loans and other transactions with affiliated persons of Capitol Federal Savings.  Loans to all directors and executive officers and their related persons totaled approximately $2.3 million at September 30, 2018, which was approximately 0.2% of our consolidated equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at September 30, 2018.
John C. Dicus, the father of John B. Dicus, the Company’s Chairman and Chief Executive Officer, retired as Chairman in January 2009.  Mr. John C. Dicus has continued to work for the Company as a non-executive employee and serves as Chairman Emeritus.  For the fiscal year ended September 30, 2018, Mr. John C. Dicus received a salary of $44,339, fees for serving as Chairman Emeritus of $24,000, matching contributions under Capitol Federal Savings’ 401(k) plan of $333 and an ESOP allocation with a value (based on the closing price of the Company’s common stock on September 30, 2018 of $12.74) of $3,150.  The Company also paid a term life insurance premium on behalf of Mr. John C. Dicus of $208.  In addition, pursuant to a life insurance annuity purchased by the Bank on his behalf in 1974, Mr. John C. Dicus (or his heirs) will become entitled to receive upon his retirement a 20-year monthly benefit of approximately $2,083.  The Bank no longer accrues expense for this benefit.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2018 with management.  The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent auditors, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees.
The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence as currently in effect and discussed with Deloitte & Touche LLP their independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, for filing with the SEC.
The foregoing report is furnished by the Audit Committee of the Company’s Board of Directors.
Jeffrey R. Thompson (Chairman)
Michel’ Philipp Cole
Jeffrey M. Johnson
Morris J. Huey, II
Michael T. McCoy
James G. Morris
Reginald L. Robinson

PROPOSAL II
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Act, we are including in this proxy statement and will present at the annual meeting a non-binding stockholder vote to approve the compensation of our executives, as described in the proxy statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” vote, gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s executives as disclosed in this proxy statement.  This proposal will be presented at the annual meeting as a resolution in substantially the following form:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or creating or implying any change to the fiduciary duties of the Board.  Nor will it affect any compensation previously paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.
The Dodd-Frank Act requires that we include a “say-on-pay” vote in our annual meeting proxy statement at least once every three years, and that at least once every six years we hold a non-binding, advisory vote on the frequency of future say-on-pay votes (commonly referred to as a “say-on-pay frequency vote”), with stockholders having the choice of every year, every two years or every three years. We last included a say-on-pay frequency vote at our annual meeting of stockholders held in January 2017, and the most votes were received for a frequency of every year.  Our Board of Directors determined, in light of those results, that we will include a say-on-pay vote in our annual meeting proxy materials every year until the next required say-on-pay frequency vote is held (in 2023).
The purpose of our compensation programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.  The Board of Directors believes that our compensation programs achieve this objective, and therefore recommends that stockholders vote “FOR” this proposal.

PROPOSAL III
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of the Company’s Board of Directors has renewed the Company’s arrangement for Deloitte & Touche LLP to be the Company’s independent auditors for the fiscal year ending September 30, 2019, subject to the ratification of that appointment by the Company’s stockholders at the annual meeting.  A representative of Deloitte & Touche LLP is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.
Although not required by the Company’s bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate governance, to request that the Company’s stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 30, 2019.  If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain Deloitte & Touche LLP or another firm without re-submitting the matter to the stockholders.  Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm as the Company’s independent auditors at any time during the year.
For the fiscal years ended September 30, 2018 and 2017, Deloitte & Touche LLP provided various audit and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

(a)
Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, for the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, for statutory and regulatory audits and for consents: $966,000 – 2018; $994,000 – 2017.

(b)	Audit Related Fees: Aggregate fees billed for professional services rendered related to agreed-upon procedures engagements and acquisition-related audit services: $125,920 – 2018; $20,800 – 2017.
(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax return preparation and tax consultations: $127,593 – 2018; $122,390 – 2017.
(d)	All other fees: Aggregate fees billed for all other professional services, consisting of: none – 2018; none – 2017.
The Audit Committee generally pre-approves all audit and permissible non-audit services to be provided by the independent auditors.  The Audit Committee has, however, delegated authority to the chairperson of the Audit Committee to pre-approve services not pre-approved by the Audit Committee, provided such action is reported to the Audit Committee at its next meeting.   None of the services provided by Deloitte & Touche LLP described in items (a)-(d) above was approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.
The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 30, 2019.
STOCKHOLDER PROPOSALS
In order to be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at the meeting must be received at the Company’s executive office at 700 S. Kansas Avenue, Topeka, Kansas 66603 no later than August 14, 2019.  All stockholder proposals submitted for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any stockholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s charter and bylaws.
In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in the Company’s proxy materials for its next annual meeting of stockholders, the Company’s bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting.  In order to be eligible for presentation at the Company’s next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on September 24, 2019 and not later than the close of business on October 24, 2019.  If, however, the date of the next annual meeting is before January 2, 2020 or after March 22, 2020, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.
OTHER MATTERS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement.  However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

ADDITIONAL INFORMATION
The Company will pay the costs of soliciting proxies.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock.  In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telephone or other means, without additional compensation.

0

REVOCABLE PROXY

CAPITOL FEDERAL FINANCIAL, INC.

ANNUAL MEETING OF STOCKHOLDERS
January 22, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the Board of Directors of Capitol Federal Financial, Inc., and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Capitol Federal Financial, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held on January 22, 2019 at the Bradbury Thompson Center, 1700 S.W. Jewell, located on the Washburn University Campus, in Topeka, Kansas at 10:00 a.m. local time, and at any and all adjournments or postponements thereof, as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES NAMED HEREIN, "FOR" THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS IN ITS BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

CAPITOL FEDERAL FINANCIAL, INC.

January 22, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Complete, sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/16796

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033333000000000000 6 012219

The Board of Directors recommends a vote "FOR" the election of all nominees named herein, "FOR" the advisory vote on executive compensation and "FOR" the ratification of the appointment of Deloitte & Touche LLP. PLEASE COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE INTERNET OR BY TELEPHONE, AS SOON AS POSSIBLE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]

	FOR	AGAINST	ABSTAIN
I. Election of Directors: (for three-year terms)			
John B. Dicus	☐	☐	☐
James G. Morris	☐	☐	☐
Jeffrey R. Thompson	☐	☐	☐
II. Advisory vote on executive compensation.	☐	☐	☐
III. The ratification of the appointment of Deloitte & Touche LLP as Capitol Federal Financial, Inc.'s independent auditors for the fiscal year ending September 30, 2019.	☐	☐	☐

In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt from Capitol Federal Financial, Inc., prior to the execution of this Proxy, of Notice of the Annual Meeting of Stockholders, a Proxy Statement and an Annual Report to Stockholders for the fiscal year ended September 30, 2018.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.